EXHIBIT 99

MBT Financial Corp. Announces Fourth Quarter and Full Year 2012 Profit

MONROE, Mich., January 24, 2013 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $6,118,000, or $0.36 per share (basic and diluted), in the fourth quarter of 2012, compared to the profit of $431,000, or $0.02 per share (basic and diluted) in the fourth quarter of 2011. The year to date profit is $8,976,000, or $0.52 per share (basic and diluted), compared to a loss of $3,762,000, or $0.22 per share in 2011. Included in the positive results for the quarter is a $5 million reduction in the Company’s valuation allowance against its deferred tax asset. Earnings for the quarter before such reduction in our deferred tax asset reserve were $1,118,000 or $0.06 per share (basic and diluted). This is the sixth consecutive quarterly profit for the company and the first full year profit since 2008.

The net interest margin decreased from 3.16% in the fourth quarter of 2011 to 2.92% in the fourth quarter of 2012. The decrease in asset yields due to the prolonged low interest rate environment and the increased investment in securities due to the low loan demand contributed to the decrease in the net interest margin. Although average earning assets increased $24.4 million compared to the fourth quarter of 2011, the decrease in the net interest margin resulted in a decrease of $508,000, or 5.8% in the net interest income.

The provision for loan losses decreased from $2.5 million in the fourth quarter of 2011 to $2.0 million in the fourth quarter of 2012 even though net charge offs increased from $3.5 million to $4.3 million. The continuing improvement in loan quality allowed us to reduce the Allowance for Loan and Lease Losses $4.1 million, lowering the ALLL from 3.07% of loans at the end of 2011 to 2.67% at the end of 2012.

Noninterest income, excluding securities gains and life insurance proceeds, increased $199,000, or 5.1% due to higher income from wealth management services and higher origination fees on mortgage loans sold, which increased 31.8% from $211,000 to $278,000 as mortgage loan activity has increased significantly in 2012. For the full year, mortgage loan origination fees increased by 87.1%.

Total noninterest expenses, excluding a death benefit payment in 2011, decreased $773,000, or 7.6% compared to the fourth quarter of 2011. The decrease in expenses was mainly due to lower losses on sales and writedowns of Other Real Estate Owned (OREO) as well as lower OREO carrying costs. Real estate values continued to increase in the Bank’s market area, reducing the need to write down the carrying values of foreclosed properties held for sale and resulting in gains on sales of some properties following earlier write downs.

The Company remains in the process of an Internal Revenue Service audit for its 2007 through 2010 tax years. During the second quarter of 2012 we recorded a federal income tax expense to reflect the amount of a settlement that we offered to the IRS early in the third quarter of 2012. While we cannot predict the outcome of the IRS audit, or any appeal we may pursue as a result of an IRS assessment from the audit, we are optimistic that a settlement agreement will be reached without the need to record significant additional tax expense.

Due to the Company’s large net operating loss carry forward that was accumulated during the years 2008 through 2010, we established a valuation allowance of a portion of our deferred tax asset in 2008. We subsequently increased the valuation allowance to 100% of the deferred tax asset in 2009, and maintained it at that level through the third quarter of 2012. As of December 31, 2012, our deferred tax asset totaled $24.8 million. Income tax accounting standards require us to assess positive and negative evidence to determine whether it is “more likely than not” that we will be able to utilize our net operating loss (NOL) carry forward to determine the continued need for a full deferred tax asset valuation allowance. Following six consecutive profitable quarters and growing expectations of generating future taxable income, Management has concluded that the amount of positive evidence indicating that we will be able to utilize our NOL carry forward exceeds the negative evidence. Since our preliminary analysis concludes that it is “more likely than not” that we will be able to recognize at least a portion of the deferred tax asset, we reduced the valuation allowance by recording a tax benefit of $5.0 million in the fourth quarter of 2012. While the evaluation process is highly subjective, in determining the amount of the reduction in the deferred tax asset valuation allowance, the Company considered a number of factors, including past performance, expected future performance, and the likelihood of continued recovery in the southeast Michigan and national economies. The positive evidence evaluated includes external factors beyond our control, such as regional employment and property values, and as this evidence changes in future periods, the valuation allowance will be adjusted accordingly.

Total assets of the company increased $31.1 million compared to December 31, 2011, with total loans decreasing $51.7 million and cash and investments increasing $78.8 million. Capital increased $8.3 million since last year, and even with the increase in assets, the ratio of equity to assets increased from 6.12% at the end of 2011 to 6.62% at December 31, 2012. The Tier 1 Leverage ratio, which is one of the primary ratios used by banking regulators, increased from 6.03% as of December 31, 2011 to 6.45% as of December 31, 2012. The Bank remains adequately capitalized as measured by applicable regulatory standards. The company’s liquidity position remained very strong, with cash and investments increasing from 37.7% of assets at the end of 2011 to 42.9% at December 31, 2012.

Economic conditions in southeast Michigan continue to improve, and this quarter we experienced another improvement in both nonperforming and problem loans. Nonaccrual loans decreased $13.1 million during the quarter, and are down $19.4 million, or 38.2% compared to a year ago. We are continuing to see an improvement in real estate sales activity and prices, and that has helped us reduce the amount of Other Real Estate Owned over the past year. Our total OREO increased $510,000 during the fourth quarter as credit relationships move through the collection process, however, OREO decreased $2.4 million, or 14.5% compared to a year ago. Total problem assets, which include nonperforming assets and problem loans that are still performing, decreased by $6.6 million from the third quarter, or 5.0%. Total problem assets have reflected a net decrease of $11.5 million for the past twelve months, which is an improvement of 8.4% compared to a year ago.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report a sixth consecutive profit this quarter, especially with the improvement of our asset quality metrics this quarter. As the economic conditions continue to improve, we expect to see the improvements in our asset quality and earnings continue. Loan demand was not sufficient to replace payments, but our existing commercial loan pipeline remains strong compared to a year ago. When loan growth resumes it will help our net interest margin and net interest income improve also. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so we are well positioned for increased lending activity.”

Mr. Chaffin concluded, “Local and national economic indicators continue to improve, but we are cautiously monitoring the recent signs of relative strength in the local and regional recovery. While we remain concerned about the effect of global and national issues on our local economy, we are pleased with our progress for 2012. We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

The results included in the announcement are preliminary and unaudited. Final, audited results will be included in the Company’s Annual Report on Form 10-K which we anticipate filing with the SEC in mid March. These preliminary results include significant estimates based on preliminary analyses which may change due to subsequent events or completion of more thorough analyses. The most significant estimates included in these results are the Allowance for Loan Losses and the Deferred Tax Asset Valuation Allowance.

Conference Call

MBT Financial Corp. will hold a conference call to discuss the fourth quarter results on Friday, January 25, 2013, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 317-6016. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 317-6016. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 24 offices, 40 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2012	2012	2012	2012	2011
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2012	2011
EARNINGS
Net interest income	$8,316	$8,621	$8,784	$8,928	$8,824	$34,649	$35,127
FTE Net interest income	$8,456	$8,766	$8,936	$9,105	$8,981	$35,263	$35,768
Provision for loan and lease losses	$2,000	$1,550	$1,050	$2,250	$2,500	$6,850	$13,800
Non interest income	$4,173	$4,023	$3,564	$4,677	$6,390	$16,437	$18,230
Non interest expense	$9,371	$9,689	$9,622	$10,012	$11,783	$38,694	$42,819
Net income (loss)	$6,118	$1,388	$253	$1,217	$431	$8,976	$(3,762)
Basic earnings (loss) per share	$0.36	$0.08	$0.01	$0.07	$0.02	$0.52	$(0.22)
Diluted earnings (loss) per share	$0.36	$0.08	$0.01	$0.07	$0.02	$0.52	$(0.22)
Average shares outstanding	17,385,761	17,321,337	17,315,696	17,304,781	17,285,762	17,332,012	17,270,528
Average diluted shares outstanding	17,452,206	17,402,653	17,382,419	17,347,641	17,285,762	17,387,059	17,270,528
PERFORMANCE RATIOS
Return on average assets	1.95%	0.45%	0.08%	0.39%	0.14%	0.72%	-0.30%
Return on average common equity	30.44%	7.09%	1.33%	6.39%	2.26%	11.54%	-5.11%
Base Margin	2.84%	2.94%	3.06%	3.10%	3.07%	2.98%	3.03%
FTE Adjustment	0.05%	0.05%	0.05%	0.06%	0.06%	0.05%	0.06%
Loan Fees	0.03%	0.06%	0.04%	0.03%	0.03%	0.04%	0.04%
FTE Net Interest Margin	2.92%	3.05%	3.15%	3.19%	3.16%	3.07%	3.13%
Efficiency ratio	70.69%	69.72%	68.86%	73.19%	68.80%	70.59%	69.74%
Full-time equivalent employees	357	352	348	349	349	352	349
CAPITAL
Average equity to average assets	6.41%	6.28%	6.21%	6.16%	6.14%	6.26%	5.89%
Book value per share	$4.83	$4.57	$4.43	$4.38	$4.38	$4.83	$4.38
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-
ASSET QUALITY
Loan Charge-Offs	$4,658	$2,156	$2,369	$2,832	$3,733	$12,015	$15,872
Loan Recoveries	$334	$243	$324	$198	$229	$1,099	$1,714
Net Charge-Offs	$4,324	$1,913	$2,045	$2,634	$3,504	$10,916	$14,158
Allowance for loan and lease losses	$16,799	$19,123	$19,486	$20,481	$20,865	$16,799	$20,865
Nonaccrual Loans	$31,343	$44,422	$40,139	$45,436	$50,717	$31,343	$50,717
Loans 90 days past due	$1	$138	$2	$2	$20	$1	$20
Restructured loans	$38,460	$28,184	$26,134	$25,954	$24,774	$38,460	$24,774
Total non performing loans	$69,804	$72,744	$66,275	$71,392	$75,511	$69,804	$75,511
Other real estate owned & other assets	$14,294	$13,784	$12,777	$14,277	$16,711	$14,294	$16,711
Nonaccrual Investment Securities	$3,045	$2,916	$2,829	$2,888	$2,984	$3,045	$2,984
Total non performing assets	$87,143	$89,444	$81,881	$88,557	$95,206	$87,143	$95,206
Problem Loans Still Performing	$38,086	$42,359	$44,918	$40,592	$41,558	$38,086	$41,558
Total Problem Assets	$125,229	$131,803	$126,799	$129,149	$136,764	$125,229	$136,764
Net loan charge-offs to average loans	2.69%	1.15%	1.23%	1.57%	2.01%	1.65%	1.97%
Allowance for loan losses to total loans	2.67%	2.94%	2.91%	3.07%	3.07%	2.67%	3.07%
Non performing loans to gross loans	11.10%	11.17%	9.91%	10.70%	11.10%	11.10%	11.10%
Non performing assets to total assets	6.87%	7.24%	6.63%	7.08%	7.69%	6.87%	7.69%
Allowance to non performing loans	24.07%	26.29%	29.40%	28.69%	27.63%	24.07%	27.63%
END OF PERIOD BALANCES
Loans and leases	$628,769	$651,218	$668,604	$667,294	$680,510	$628,769	$680,510
Total earning assets	$1,167,318	$1,138,424	$1,138,191	$1,152,128	$1,139,172	$1,167,318	$1,139,172
Total assets	$1,269,095	$1,236,064	$1,235,271	$1,250,449	$1,238,027	$1,269,095	$1,238,027
Deposits	$1,048,830	$1,020,410	$1,017,502	$1,035,550	$1,022,310	$1,048,830	$1,022,310
Interest Bearing Liabilities	$987,949	$974,097	$976,218	$998,226	$984,593	$987,949	$984,593
Shareholders' equity	$84,005	$79,098	$76,784	$75,899	$75,711	$84,005	$75,711
Total Shares Outstanding	17,396,179	17,324,063	17,318,153	17,312,707	17,291,729	17,396,179	17,291,729
AVERAGE BALANCES
Loans and leases	$640,558	$660,901	$668,632	$672,907	$690,569	$660,694	$717,772
Total earning assets	$1,154,384	$1,144,823	$1,140,410	$1,145,865	$1,129,960	$1,146,388	$1,145,439
Total assets	$1,247,134	$1,240,752	$1,234,984	$1,242,995	$1,231,959	$1,241,481	$1,248,822
Deposits	$1,030,677	$1,025,730	$1,019,305	$1,027,501	$1,015,703	$1,025,817	$1,030,717
Interest Bearing Liabilities	$972,104	$979,494	$980,007	$993,711	$977,956	$981,298	$1,010,671
Shareholders' equity	$79,945	$77,884	$76,637	$76,625	$75,673	$77,778	$73,584

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Quarter Ended December 31,		Year Ended December 31,
Dollars in thousands (except per share data)	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$8,277	$9,342	$35,050	$39,712
Interest on investment securities-
Tax-exempt	329	346	1,405	1,415
Taxable	1,862	2,071	7,885	8,282
Interest on balances due from banks	50	39	195	151
Total interest income	10,518	11,798	44,535	49,560

Interest Expense
Interest on deposits	1,366	2,077	6,330	10,698
Interest on borrowed funds	836	897	3,556	3,735
Total interest expense	2,202	2,974	9,886	14,433

Net Interest Income	8,316	8,824	34,649	35,127
Provision For Loan Losses	2,000	2,500	6,850	13,800

Net Interest Income After
Provision For Loan Losses	6,316	6,324	27,799	21,327

Other Income
Income from wealth management services	1,169	964	4,028	3,919
Service charges and other fees	1,172	1,172	4,564	4,694
Net gain on sales of securities	41	433	1,280	1,084
Origination fees on mortgage loans sold	278	211	902	482
Bank Owned Life Insurance income	380	2,400	1,458	3,607
Other	1,133	1,210	4,205	4,444
Total other income	4,173	6,390	16,437	18,230

Other Expenses
Salaries and employee benefits	5,185	4,864	20,313	19,475
Occupancy expense	619	857	2,677	3,103
Equipment expense	689	777	2,915	2,941
Marketing expense	177	154	701	849
Professional fees	617	644	2,263	2,477
Collection expense	50	52	238	233
Net loss on other real estate owned	206	618	1,078	3,561
Other real estate owned expense	238	650	1,496	2,108
FDIC deposit insurance assessment	677	693	2,744	2,947
Death benefit expense	-	1,639	-	1,639
Other	913	835	4,269	3,486
Total other expenses	9,371	11,783	38,694	42,819

Profit (Loss) Before Income Taxes	1,118	931	5,542	(3,262)
Income Tax (Benefit) Expense	(5,000)	500	(3,434)	500
Net Profit (Loss)	$6,118	$431	$8,976	$(3,762)

Basic Earnings (Loss) Per Common Share	$0.36	$0.02	$0.52	$(0.22)

Diluted Earnings (Loss) Per Common Share	$0.36	$0.02	$0.52	$(0.22)

Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31,
Dollars in thousands	(Unaudited)	2011
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$17,116	$18,201
Interest bearing	95,391	57,794
Total cash and cash equivalents	112,507	75,995
Securities - Held to Maturity	38,786	35,364
Securities - Available for Sale	393,767	354,899
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	1,520	1,035
Loans	627,249	679,475
Allowance for Loan Losses	(16,799)	(20,865)
Loans - Net	610,450	658,610
Accrued interest receivable and other assets	10,037	7,700
Other Real Estate Owned	14,262	16,650
Bank Owned Life Insurance	49,111	47,653
Premises and Equipment - Net	28,050	29,516
Total assets	$1,269,095	$1,238,027
Liabilities
Deposits:
Non-interest bearing	$183,016	$164,852
Interest-bearing	865,814	857,458
Total deposits	1,048,830	1,022,310
Federal Home Loan Bank advances	107,000	107,000
Repurchase agreements	15,000	20,000
Accrued interest payable and other liabilities	14,260	13,006
Total liabilities	1,185,090	1,162,316
Shareholders' Equity
Common stock (no par value)	2,397	2,099
Retained Earnings	81,711	72,735
Unearned Compensation	(27)	(87)
Accumulated other comprehensive income (loss)	(76)	964
Total shareholders' equity	84,005	75,711
Total liabilities and shareholders' equity	$1,269,095	$1,238,027

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	John Betrus
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	john.betrus@mbandt.com